Exhibit 99.1

NEWS Contact: Shane W. Hostetter Senior Vice President and Chief Financial Officer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2021 RESULTS

•	Strong earnings driven by continued recovery in the Company’s end-markets and customer demand and the continued execution of integration activities and synergy realization

•	Net sales of $429.8 million increased 14% compared to the first quarter of 2020

•	Gross margins improved from the first quarter of 2020 but were negatively impacted by higher raw material costs

•	Net income of $38.6 million and earnings per diluted share of $2.15, consistent with non-GAAP results

•	Adjusted EBITDA of $77.1 million increased 28% compared to the first quarter of 2020

•	Net debt to trailing twelve months adjusted EBITDA of 3.1 to 1 improved slightly from year-end despite higher net debt due to working capital needs and acquisitions

May 6, 2021

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), a global leader in industrial process fluids, today announced its first quarter of 2021 results.

	Three Months Ended March 31,
($ in millions, except per share data)	2021	2020
Net sales	$429.8	$378.6
Net income (loss) attributable to Quaker Chemical Corporation	38.6	(28.4)
Earnings (loss) per diluted share attributable to Quaker Chemical Corporation	2.15	(1.60)
Non-GAAP net income *	37.9	24.4
Non-GAAP earnings per diluted share *	2.11	1.38
Adjusted EBITDA *	77.1	60.5

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

First Quarter of 2021 Consolidated Results

First quarter of 2021 net sales of $429.8 million increased 14% compared to $378.6 million in the prior year primarily due to higher volumes, which included additional net sales from acquisitions of 3%, and the positive impact from foreign currency translation of 3%. The increase in sales volumes compared to the first quarter of 2020 was primarily due to improved end market conditions and continued market share gains. Additional net sales from acquisitions were primarily attributable to Coral Chemical (“Coral”), which the Company acquired in December 2020. The positive net impact from foreign currency translation was primarily due to the strengthening of the euro and Chinese renminbi against the U.S. dollar quarter-over-quarter, partially offset by the ongoing weakening of the Brazilian real.

The Company had net income in the first quarter of 2021 of $38.6 million, or $2.15 per diluted share, compared to a first quarter of 2020 net loss of $28.4 million, or $1.60 per diluted share. The Company’s prior year first quarter net loss was primarily driven by a non-cash impairment charge of $38.0 million for certain indefinite-lived intangible assets and a non-cash $22.7 million settlement charge related to the termination of a U.S. defined benefit pension plan. Excluding these non-recurring items as well as costs associated with the combination with Houghton International, Inc. (the ”Combination”) and other non-core items in each period, the Company’s first quarter of 2021 non-GAAP earnings per diluted share were $2.11 compared to $1.38 in the prior year first quarter. The Company’s current quarter adjusted EBITDA of $77.1 million increased 28% compared to $60.5 million in the first quarter of 2020 primarily due to the significant increase in net sales quarter-over-quarter and higher realized cost synergies from the Combination. The Company estimates that it realized cost synergies associated with the Combination of approximately $18 million during the first quarter of 2021 compared to approximately $10 million during the first quarter of 2020.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We had a very strong first quarter as we saw significant sequential and prior year improvement in all our segments and regions. The volume increases were driven by strong demand in our end markets as well as market share gains. We believe our first quarter volumes included some higher than expected purchases as customers replenished their supply chains, but the amount of these purchases is hard to quantify. Raw material prices continued to increase in the first quarter and we expect them to continue to increase in the second quarter as well. The magnitude of our raw material cost increases are considerably higher than previously expected due to stress on global supply chains, weather related shutdowns and unexpected supplier shutdowns. While we expect to achieve additional price increases to offset these raw material cost increases, our lowest gross margins of the year are expected in the second quarter as there will be a lag between the implementation of price increases and raw material cost changes. While we are encouraged by the strength and breadth of the first quarter results, we believe the second quarter results will be lower than the first quarter due to the lag effect on our gross margin and potentially lower volumes. However, we do expect our gross margins to sequentially improve in the third and fourth quarters as our pricing initiatives catch up to increases in our raw material costs. Overall, we still believe our previous guidance is an appropriate floor for our full year adjusted EBITDA, although we do feel better about the year given the higher than expected demand we experienced in the first quarter. However, the magnitude and duration of increasing raw material costs make it hard to predict how much of this will offset the positives we are seeing in demand. Nevertheless, we continue to believe 2021 will be a very good year for us as we expect we will take a step change in our profitability, complete our integration cost synergies, continue to take share in the market place, achieve positive impacts from our recent acquisitions, and get to our targeted leverage ratio.”

First Quarter of 2021 Segment Results

The Company’s first quarter of 2021 operating performance in each of its four reportable segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, reflect similar drivers to that of its consolidated performance.

($ in millions)	Three Months Ended March 31,
Net sales *	2021	2020
Americas	$134.9	$129.9
EMEA	119.8	104.8
Asia/Pacific	96.7	73.6
Global Specialty Businesses	78.4	70.3
Segment operating earnings *
Americas	$32.2	$29.2
EMEA	25.2	18.4
Asia/Pacific	27.5	19.5
Global Specialty Businesses	24.2	20.6

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments had higher net sales compared to the first quarter of 2020. EMEA and Asia/Pacific benefited from higher sales volumes and the positive impact of foreign exchange translation, while additional net sales from Coral benefited the Americas and Global Specialty Businesses. The growth in Asia/Pacific’s volumes compared to the prior year were partially due to the initial impacts of COVID-19 in China during the first quarter of 2020, whereas all of the remaining segments weren’t impacted as severely until the second quarter of 2020. The benefit of higher selling price and product mix positively impacted most of the segments, and foreign currency translation benefited all segments except the Americas which was driven by the ongoing weakening of the Brazilian real quarter-over-quarter. As reported, all of the Company’s segment operating earnings were higher compared to the first quarter of 2020 which reflects higher current quarter net sales coupled with a higher gross margin in all segments as compared to the prior year first quarter. While the Company has experienced higher raw material costs beginning in the fourth quarter of 2020 and continuing into 2021, the higher gross margin as compared to the prior year first quarter was primarily driven by the Company’s continued execution of Quaker Houghton combination-related logistics, procurement and manufacturing cost savings initiatives as well as the benefit of higher volumes in the current quarter and the related impact from fixed manufacturing costs. Direct Selling, general and administrative expenses (“SG&A”) of each segment were relatively consistent with the first quarter of 2020 with only Asia/Pacific up as a result of the segments strong current quarter performance compared to the prior year which was negatively impacted by the initial COVID-19 conditions in China. Overall, the Company and all of its segments continued to maintain strong cost control and benefit from COVID-19 cost savings actions, including lower travel expenses, as well as the benefits of realized cost savings associated with the Combination.

Cash Flow and Liquidity Highlights

The Company has no material debt maturities until August 1, 2024. As of March 31, 2021, the Company’s total gross debt was $913.1 million and its cash on hand was $163.5 million. The Company’s net debt was $749.6 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.1 to 1 as of March 31, 2021. The Company’s consolidated net leverage ratio, as defined under its bank agreement, was approximately 2.8 to 1 as of March 31, 2021 compared to a maximum permitted leverage of 4.0 to 1. Based on current projections of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

The Company had a net operating cash outflow of $12.6 million during the first quarter of 2021 as compared to a net operating cash inflow of $20.2 million in the first quarter of 2020. The $32.8 million decrease in net operating cash flow quarter-over-quarter was primarily driven by a significant change in working capital, as the Company’s strong net sales and volumes resulted in a large increase in accounts receivable in the first quarter of 2021.

In February 2021, the Company acquired a tin-plating solutions business for the steel end markets for approximately $25 million, which the Company estimates will add full year net sales of approximately $8 million and approximately $4 million of full year adjusted EBITDA going forward.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income (loss) attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income (loss) before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income (loss) plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non- GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2021 projected adjusted EBITDA growth for the Company, including as a result of our recent acquisitions, as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended March 31, 2021 adjusted EBITDA of $238.6 million, which includes (i) the three months ended March 31, 2021 adjusted EBITDA of $77.1 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2020 adjusted EBITDA of $222.0 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2020 results press release dated February 25, 2021, less (iii) the three months ended March 31, 2020 adjusted EBITDA of $60.5 million, as presented in the non-GAAP reconciliations below.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended March 31,
	2021	2020
Operating income (loss)	$44,894	$(12,444)
Houghton combination, integration and other acquisition-related expenses (a)	6,230	8,276
Restructuring and related charges	1,175	1,716
Fair value step up of acquired inventory sold	801	—
CEO transition costs	504	—
Inactive subsidiary’s non-operating litigation costs	51	—
Customer bankruptcy costs	—	463
Indefinite-lived intangible asset impairment	—	38,000
Non-GAAP operating income	$53,655	$36,011
Non-GAAP operating margin (%)	12.5%	9.5%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to Quaker Chemical Corporation	$38,615	$(28,381)
Depreciation and amortization (a)(b)	22,448	21,584
Interest expense, net	5,470	8,461
Taxes on income (loss) before equity in net income of associated companies (c)	10,689	(13,070)
EBITDA	$77,222	$(11,406)
Equity (income) loss in a captive insurance company	(3,080)	327
Houghton combination, integration and other acquisition-related expenses ( a)	427	7,803
Restructuring and related charges	1,175	1,716
Fair value step up of acquired inventory sold	801	—
CEO transition costs	504	—
Inactive subsidiary’s non-operating litigation costs	51	—
Customer bankruptcy costs	—	463
Indefinite-lived intangible asset impairment	—	38,000
Pension and postretirement benefit costs, non-service components	(124)	23,525
Currency conversion impacts of hyper- inflationary economies	172	51
Adjusted EBITDA	$77,148	$60,479
Adjusted EBITDA margin (%)	18.0%	16.0%
Adjusted EBITDA	$77,148	$60,479
Less: Depreciation and amortization – adjusted (a)(b)	22,033	21,111
Less: Interest expense, net	5,470	8,461
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	11,739	6,463
Non-GAAP net income	$37,906	$24,444

Non-GAAP Earnings Per Diluted Share Reconciliations	Three Months Ended March 31,
	2021	2020
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$2.15	$(1.60)
Equity (income) loss in a captive insurance company per diluted share	(0.17)	0.02
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.04	0.36
Restructuring and related charges per diluted share	0.05	0.07
Fair value step up of acquired inventory sold per diluted share	0.03	—
CEO transition costs per diluted share	0.02	—
Inactive subsidiary’s non-operating litigation costs per diluted share	0.00	—
Customer bankruptcy costs per diluted share	—	0.02
Indefinite-lived intangible asset impairment per diluted share	—	1.65
Pension and postretirement benefit costs, non-service components per diluted share	(0.00)	0.88
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.00
Impact of certain discrete tax items per diluted share	(0.02)	(0.02)
Non-GAAP earnings per diluted share	$2.11	$1.38

(a)	The Company recorded $0.4 million and $0.5 million of accelerated depreciation expense related to the Combination during the three months ended March 31, 2021 and 2020, respectively. In the three months ended March 31, 2021 all $0.4 million was recorded in cost of goods sold (“COGS”), while in the three months ended March 31, 2020, $0.4 million was recorded in COGS and $0.1 million was recorded in Combination, integration and other acquisition-related expenses. The amounts recorded within COGS are included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income (loss) to Non-GAAP operating income and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts are included within the caption Depreciation and amortization in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. In addition, during the three months ended March 31, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plans. This gain was recorded within Other income (expense), net and therefore is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income (loss) to Non-GAAP operating income.

(b)	Depreciation and amortization for the three months ended March 31, 2021 and 2020, includes $0.3 million and $0.4 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statement of Operations, attributable to the amortization of the fair value step up for Houghton’s 50% interest in a joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the first quarters of 2021 and 2020, respectively, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and SG&A. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other income (expense), net.

The following tables reconcile the Company’s reportable segments performance to that of the Company’s (dollars in thousands):

	Three Months Ended March 31,
Net sales	2021	2020
Americas	$134,871	$129,896
EMEA	119,814	104,839
Asia/Pacific	96,706	73,552
Global Specialty Businesses	78,392	70,274
Total Net sales	$429,783	$378,561

Segment operating earnings
Americas	$32,234	$29,188
EMEA	25,244	18,359
Asia/Pacific	27,478	19,541
Global Specialty Businesses	24,169	20,560
Total Segment operating earnings	109,125	87,648
Combination, integration and other acquisition-related expenses	(5,815)	(7,878)
Restructuring and related charges	(1,175)	(1,716)
Fair value step up of acquired inventory sold	(801)	—
Indefinite-lived intangible asset impairment	—	(38,000)
Non-operating and administrative expenses	(40,992)	(38,451)
Depreciation of corporate assets and amortization	(15,448)	(14,047)
Operating income (loss)	44,894	(12,444)
Other income (expense), net	4,687	(21,175)
Interest expense, net	(5,470)	(8,461)
Income (loss) before taxes and equity in net income of associated companies	$44,111	$(42,080)

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, statements regarding remediation of our material weaknesses in internal control over financial reporting on our current expectations about future events, and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and any projected global economic rebound or anticipated positive results due to Company actions taken in response to the pandemic, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shutdowns, including as is currently being experienced by many automotive industry companies. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments, for COVID-19 or its variants, the longer-term effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions during 2021 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its first quarter performance is scheduled for May 7, 2021 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Chemical Corporation (doing business as “Quaker Houghton”) is a global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended March 31,
	2021	2020
Net sales	$429,783	$378,561
Cost of goods sold	273,589	244,710
Gross profit	156,194	133,851
%	36.3%	35.4%
Selling, general and administrative expenses	104,310	98,701
Indefinite-lived intangible asset impairment	-	38,000
Restructuring and related charges	1,175	1,716
Combination, integration and other acquisition-related expenses	5,815	7,878
Operating income (loss)	44,894	(12,444)
%	10.4%	-3.3%
Other income (expense), net	4,687	(21,175)
Interest expense, net	(5,470)	(8,461)
Income (loss) before taxes and equity in net income of associated companies	44,111	(42,080)
Taxes on income (loss) before equity in net income of associated companies	10,689	(13,070)
Income (loss) before equity in net income of associated companies	33,422	(29,010)
Equity in net income of associated companies	5,210	666
Net income (loss)	38,632	(28,344)
Less: Net income attributable to noncontrolling interest	17	37
Net income (loss) attributable to Quaker Chemical Corporation	$38,615	$(28,381)
%	9.0%	-7.5%

Share and per share data:
Basic weighted average common shares outstanding	17,785,370	17,672,525
Diluted weighted average common shares outstanding	17,855,977	17,672,525
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - basic	$2.16	$(1.60)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - diluted	$2.15	$(1.60)

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$163,455	$181,833
Accounts receivable, net	411,523	372,974
Inventories, net	207,778	187,764
Prepaid expenses and other current assets	48,285	50,156
Total current assets	831,041	792,727

Property, plant and equipment, net	195,790	203,883
Right of use lease assets	38,027	38,507
Goodwill	627,574	631,212
Other intangible assets, net	1,075,343	1,081,358
Investments in associated companies	96,213	95,785
Deferred tax assets	17,057	16,566
Other non-current assets	31,906	31,796
Total assets	$2,912,951	$2,891,834

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$43,330	$38,967
Accounts and other payables	214,015	198,872
Accrued compensation	29,091	43,300
Accrued restructuring	5,970	8,248
Other current liabilities	104,029	93,573
Total current liabilities	396,435	382,960

Long-term debt	859,433	849,068
Long-term lease liabilities	27,050	27,070
Deferred tax liabilities	186,031	192,763
Other non-current liabilities	114,549	119,059
Total liabilities	1,583,498	1,570,920

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2021 - 17,875,076 shares; 2020 - 17,850,616 shares	17,875	17,851
Capital in excess of par value	908,748	905,171
Retained earnings	455,493	423,940
Accumulated other comprehensive loss	(53,228)	(26,598)
Total Quaker shareholders' equity	1,328,888	1,320,364
Noncontrolling interest	565	550
Total equity	1,329,453	1,320,914
Total liabilities and equity	$2,912,951	$2,891,834

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$38,632	$(28,344)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	1,187	1,187
Depreciation and amortization	22,145	21,197
Equity in undistributed earnings of associated companies, net of dividends	(5,105)	4,285
Acquisition-related fair value adjustments related to inventory	801	-
Deferred compensation, deferred taxes and other, net	(9,888)	(22,988)
Share-based compensation	3,779	4,682
Gain on disposal of property, plant, equipment and other assets	(5,410)	(2)
Insurance settlement realized	-	(229)
Indefinite-lived intangible asset impairment	-	38,000
Combination and other acquisition-related expenses, net of payments	(2,884)	(519)
Restructuring and related charges	1,175	1,716
Pension and other postretirement benefits	(1,034)	22,453
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(46,270)	2,322
Inventories	(24,994)	(10,162)
Prepaid expenses and other current assets	(8,315)	(3,263)
Change in restructuring liabilities	(3,034)	(4,841)
Accounts payable and accrued liabilities	26,597	(5,275)
Net cash (used in) provided by operating activities	(12,618)	20,219

Cash flows from investing activities
Investments in property, plant and equipment	(3,934)	(4,892)
Payments related to acquisitions, net of cash acquired	(26,655)	(3,160)
Proceeds from disposition of assets	14,744	-
Insurance settlement interest earned	-	31
Net cash used in investing activities	(15,845)	(8,021)

Cash flows from financing activities
Payments of term loan debt	(9,551)	(9,371)
Borrowings on revolving credit facilities, net	30,000	205,500
Repayments on other debt, net	(188)	(185)
Dividends paid	(7,052)	(6,828)
Stock options exercised, other	(178)	(696)
Purchase of noncontrolling interest in affiliates	-	(1,047)
Distributions to noncontrolling affiliate shareholders	-	(751)
Net cash provided by financing activities	13,031	186,622
Effect of foreign exchange rate changes on cash	(3,008)	(6,424)

Net (decrease) increase in cash, cash equivalents and restricted cash	(18,440)	192,396
Cash, cash equivalents and restricted cash at the beginning of the period	181,895	143,555
Cash, cash equivalents and restricted cash at the end of the period	$163,455	$335,951